Exhibit 99.2

GROUP NINE ACQUISITION CORP.

568 Broadway, Floor 10

New York, New York 10012

 December 17, 2021

Dear Stockholders,

We wanted to give you an update on transactions that may impact Group Nine Acquisition Corp. (“GNAC”). As you may have heard, Group Nine Media has entered into a definitive agreement with Vox Media pursuant to which Vox Media will acquire Group Nine Media (the “Merger”). While certain directors and officers of Group Nine Media hold roles within GNAC and they have been involved in the Merger, GNAC is a separate entity from Group Nine Media with an independent board of directors and is not a party to, or involved in any way with, the Merger.

However, Group Nine Media owns our sponsor and therefore indirectly owns nearly all of our Class B common stock. Following the Merger, Vox Media will own our sponsor. This means that, due to its ownership of Class B common stock, following the Merger Vox Media will be able to unilaterally control the election of our board of directors and, ultimately, the direction of GNAC until our initial business combination, if any.

GNAC has always expressed that it has been its intention to combine with Group Nine Media concurrently with the completion of a business combination. GNAC expects to continue to evaluate acquisition opportunities as part of its normal course of business, including a potential transaction with Vox Media following the Merger. If GNAC chooses to pursue a business combination with Vox Media following the Merger, GNAC does not believe it is prohibited under its governing documents from doing so. GNAC has not had any discussions with Vox Media about acquiring Vox Media after the closing of the Merger. There can be no assurance that Vox Media would be interested in considering or pursuing a transaction with GNAC.

Should you have any questions on how this transaction impacts your GNAC shares, please contact April Mellody at april@groupninemedia.com. Thank you for your ongoing faith in GNAC.

Sincerely,

/s/ Ben Lerer

Ben Lerer, Chief Executive Officer and Chairman